Exhibit 21
SUBSIDIARIES OF THE REGISTRANT

TITLE	STATE OF INCORPORATION
UBC Holding Company, Inc.	West Virginia
United Bank, Inc.	West Virginia
United Brokerage Services, Inc.	West Virginia
United Real Estate Property Services, Inc.	West Virginia
United Venture Fund, Inc.	West Virginia
United Title Company	West Virginia
George Mason Bankshares, Inc.	Virginia
United Bank	Virginia
GMBS Capital Management Co.	Nevada
GMBS Investment Co., LLC	Nevada
UBC Capital Management, Co.	Nevada
UBC Investment Co., LLC	Nevada
United Asset Management Corp.	Nevada
United Loan Management Co.	Nevada
Century Capital Trust I	District of Columbia
United Statutory Trust I	Connecticut
United Statutory Trust II	Delaware
United Statutory Trust III	Connecticut
United Statutory Trust IV	Delaware
Sequoia Trust I	Delaware
Sequoia Trust II	Delaware

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